Exhibit 10.19

AGREEMENT AND GENERAL RELEASE

     Agreement and General Release ("Agreement"), by and between Devereux Chatillon ("Employee" or "you") a resident of the City of New York and Scholastic Inc. (the "Company").

1. You acknowledge that effective November 30, 2008 (the “Resignation Date”), you shall resign your position as an Officer of Scholastic Inc. and Scholastic Corporation and your position as Senior Vice President, General Counsel and Secretary. You shall also, as of the Resignation Date or as soon as practicable thereafter, resign your positions, if any, as a director and/or officer of any subsidiaries or affiliates of the Company. After the Resignation Date, you shall not represent yourself as being an officer of the Company for any purpose. Following the Resignation Date, you shall continue your employment with the Company from December 1, 2008 through May 31, 2009 unless sooner terminated as provided herein (the “Employment Period”). On the last day of the Employment Period (the “Separation Date”), your employment with the Company shall terminate. After the Separation Date, you shall not represent yourself as being an employee, officer, agent, or representative of the Company for any purpose. The Separation Date shall be the termination date for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the “Company Entities” (as hereinafter defined), except as specified in paragraph 2 below. You acknowledge and agree that the Company Entities shall have no obligation to rehire you, or to consider you for employment, after the Separation Date. You acknowledge that the representations in this paragraph constitute a material inducement for the Company to provide the payment(s) to you pursuant to paragraphs 2 and 3 of this Agreement.

2. Following the Effective Date (as defined in paragraph 19 of this Agreement) and in exchange for your waiver of claims against the Company Entities and compliance with the other terms and conditions of this Agreement, the Company agrees:

      (a) That you shall continue your full-time employment with the Company on special assignment through the end of the Employment Period. Your title shall be Special Counsel and you shall report directly to, and shall be subject to the direction and control of, the General Counsel of the Company. Your duties will be to advise the General Counsel and his designees about matters on which you worked prior to the Resignation Date, to assist in the transition of your pre-resignation responsibilities, to provide legal advice on intellectual property matters, and to otherwise provide such legal and other advice or services in connection with such other matters as the General Counsel may request from time to time. You shall continue to receive your current base salary through the end of the Employment Period at the rate in effect on the date of this Agreement. During the Employment Period, business expenses, including the expense of your continuing use of your Blackberry, laptop, and related services, will be handled, or reimbursed in accordance with Company policy. In the event that you commence employment with another entity prior to May 31, 2009, the Employment Period shall terminate on that date, the Separation Date for purposes of this Agreement shall be the date you commence employment with such other entity, and your salary and participation in the Company’s benefits and compensation plans and programs shall cease on such date.

      (b) That you will continue to be eligible to participate in the Company 401(k) plan, pension plan, group insurance, and flexible spending account through the end of the Employment

Period. Deductions will be made from your salary for any elective or required employee contributions.

      (c) To pay you $200,000, less tax withholdings and applicable deductions, in a lump sum within fifteen (15) days of the Effective Date. In connection with such payment, you shall provide the Company with tax withholding information at least ten (10) days prior to the Effective Date.

      (d) To pay you for all accrued but unused vacation time for calendar year 2008 and 2009 through the Separation Date. This payment will be made in the pay period following the Separation Date.

      (e) To continue to provide your current Company health care benefits through the end of the Employment Period, by making regular employer contributions for medical, dental and vision benefits (the employee portion of the contributions for such benefits for the Employment Period will be deducted from your salary).

      (f) To reimburse you for up to $3,500.00 in legal fees in connection with the review of this Agreement by your legal counsel.

3. Following the Separation Release Effective Date (as defined in Exhibit A of this Agreement) and in exchange for your waiver of claims against the Company Entities and compliance with the other terms and conditions of this Agreement, the Company agrees:

      (a) To pay you twenty-six (26) weeks severance (“the Severance Period”), in the gross amount of $200,000, less tax withholding and other applicable deductions, in a lump sum amount. This payment will occur within thirty (30) days after your Separation Date, and will be made following your return of a fully executed agreement, provided that you do not revoke such release during the period for revocation. In connection with such payment, you shall provide the Company with tax withholding information at least ten (10) days prior to the Separation Release Effective Date.

      (b) That pursuant to the 2001 Stock Incentive Plan, your unvested restricted stock units will fully vest upon the Separation Date and shares in respect of such restricted stock units shall be distributed to you within ninety (90) days of the Separation Date. Your stock options granted under the 2001 Stock Incentive Plan will be exercisable for a period of ninety (90) day following the Separation Date to the extent exercisable on the Separation Date, subject to the restrictions in paragraph 11, but not in any event beyond the expiration of the term of such stock options. Restricted stock units awarded to you under the Management Stock Purchase Plan shall be settled by distribution of shares or cash to you after the Separation Date as provided in such plan.

      (c) After the Employment Period, to the extent eligible, you may purchase continuation medical benefits under the federal law known as COBRA. The Company shall pay a portion of the cost of such COBRA coverage, in an amount equal to the cost of coverage under the Company’s group medical plan as in effect as of the Separation Release Effective Date, until the date that is the earlier of twelve (12) months after the end of the Employment Period or when you become employed by a company offering the opportunity to participate in another group medical plan (the “COBRA Eligibility Period”). During the COBRA Eligibility Period you shall be responsible to pay that portion of the cost of such COBRA coverage not paid for by the Company, which amount shall be deducted in advance from the payment in paragraph 3(a) above with any excess payment to be refunded to you should you cease to receive medical benefits within twelve (12) months form the Employment Period.

      (d) To provide you with outplacement assistance at the expense of the Company with the Five O’clock Club for up to twenty four months after the Separation Date. To receive such outplacement benefits, you must enroll within ninety (90) days of the Separation Date. There will be no payment in lieu of non-participation.

4. You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement offer letter, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company.

5. (a) In consideration for the payments and benefits to be provided you pursuant to paragraphs 2 and 3 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, various benefit committees, employee benefit plans or funds, and each of its or their respective past, present and/or future shareholders, directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual or fiduciary capacities (collectively the "Company Entities"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

      (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any tax-qualified profit sharing or pension plan of the Company Entities, subject to the terms and conditions of such plan and applicable law), the Worker Adjustment and Retraining Notification Act, and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law, New York Executive Law, New York City Administrative Code, New York State Constitution, or New York common law, (iii) any other claim (whether based on a constitution, executive order, or federal, state, or local law, statutory, administrative or decisional), relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement. You further acknowledge that you have been afforded all benefits and have no claims under the Family and Medical Leave Act, the Fair Labor Standards Act, applicable workers’ compensation law, the Worker Adjustment and Retraining Notification Act, and ERISA.

      (c) You further agree to execute the Separation Date Release Agreement attached hereto as Exhibit A immediately following the Separation Date, which release will be effective on the later of the Separation Date or the date on which you sign the additional release, provided that you do not revoke such release according to its terms.

      (d) The releases made by you in this Agreement shall not waive any rights you have to continuing indemnification from the Company under its indemnification policies for officers, which indemnification rights shall survive the termination of your employment and the releases made by you in this Agreement.

6. You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against any Company Entity in any court or before any administrative or investigative body or agency, and agree that you will not do so in the future with respect to any claims and/or causes of action waived by you under this Agreement You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 5 above. With the exception of your right to bring a proceeding pursuant to the Older Workers Benefit Protection Act of 1990 to challenge the validity of your release of claims under ADEA, you agree, not inconsistent with the EEOC Enforcement Guidance on Non-Waivable Employee Rights under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, compliant, grievance or demand for arbitration against the Company Entities in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company Entities, and that occurred up to and including the date of execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, you waive any claims to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in this Agreement shall prevent you from commencing an action or proceeding to enforce this Agreement.

7. (a) You agree that you will not disparage or encourage or induce others to disparage any of the Company Entities. For the purposes of this Agreement, the term "disparage" includes, without limitation, comments or statements to the press and/or media, the Company Entities or any individual or entity with whom any of the Company Entities has or has had a business relationship and which would adversely affect in any manner (i) the conduct of the business of any of the Company Entities (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company Entities. You agree not to publish or cause to be published, electronically or otherwise, any story, article, column, comment, or book (fiction or non-fiction) about the Company Entities or your association with the Company and not to provide information about the Company or the Company Entities to any person who may contact you about any such story, article, column, comment or book, except that you may make reference to, and briefly describe, your employment at the Company and your responsibilities and accomplishments in a truthful, non-disparaging manner that does not violate your confidentiality obligations as set forth in this Agreement. You shall not make any statements, provide any information or grant any interviews to any press or media representatives, analysts, rating agencies, investor groups, or firms, and existing and potential shareholders, relating to your employment by the Company or your separation from employment or the Company’s business; provided, however, that the Company shall make such statements and disclosures to regulatory authorities concerning your employment, including the severance and other financial arrangements between you and the Company, as may be required in the sole judgment of the Company. You shall direct inquiries to the Company concerning you to the Head of Human Resources who will respond thereto. Individuals who reported directly to you will be reminded to refer any inquires about your employment to or the head of Human Resources.

     (b) The Company and you agree to use reasonable efforts to provide you with a mutually acceptable written letter of reference, to be signed by the Chief Executive Officer. The Company shall confirm dates of employment, position and provide the letter of reference in response to any inquiry(s) regarding your employment with the Company by prospective employers or others.

     (c) The Company further agrees that it will not make any comments or statements to the press and/or other media or other persons which would adversely affect or otherwise demean your character or reputation in regard to matters relating to your employment by the Company or the performance of your duties in the course of such employment. For purposes of this sub-paragraph only, the Company shall mean the Officers and Directors of the Company.

8. (a) You agree that you will cooperate with the Company and/or the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company shall pay or reimburse you for any reasonable expenses associated with such activities, which are approved in advance. Payment or reimbursement shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year.

      (b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) or to furnish documents or other information or data which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to Cynthia Augustine, Senior Vice President of Human Resources (or her successor) and the General Counsel, at Scholastic Inc., 557 Broadway, New York, New York

10012 and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

     (c) The Company agrees that you shall remain subject to the terms of the Company’s current Directors and Officers Liability Insurance Policy for so long as such policy remains in effect as to any claims asserted against you in any court action or other legal proceeding arising out of, or related to, your employment with the Company.

9. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Company, except if required by law, and to your accountants or attorneys and/or family members, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of this Agreement. You further represent that you have not disclosed the terms and conditions of this Agreement to anyone other than your attorneys or accountants and/or family members.

10. (a) You acknowledge that during the course of your employment with the Company and/or any of the Company Entities, you have had access to information relating to the Company and/or the Company Entities and their respective businesses that is not generally known by persons not employed by the Company and/or the Company Entities and that could not easily be determined or learned by someone outside of the Company and/or the Company Entities ("Confidential Information"). You agree not to disclose or use such Confidential Information at any time in the future.

      (b) You acknowledge that all work product made or conceived by you during your employment shall be the property of the Company and you hereby assign all of your rights, title, and interest in such work product to the Company without additional consideration. You further acknowledge that all original works of authorship that have been made by you in the course of your employment with the Company are “works made for hire”. You hereby waive all moral rights relating to all such work developed or produced by you, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction, or limitation on use and subsequent modifications.

11. You agree that after your Separation Date you remain subject to the Company’s Insider Trading Policy and other Company policies and procedures relating to insider trading, including restrictions on trading outside of designated window periods, notwithstanding your 90-day exercise period. If your Separation Date falls during an open window period, you are free to trade; however, if your Separation Date falls during blackout periods you must wait until the next window period opens to trade. The above is subject, of course, to the general prohibitions on trading if you are in possession of material non-public information.

12. You represent that you have returned (or will return) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to documents, information received from third parties, Blackberry, laptop, cell phone, keys, card access to the building and office floors, phone card, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code. Subject to the Company’s agreement to provide you an electronic copy of your contacts database in a format to be agreed upon by you and the Company, you agree that you will not retain any copies, duplicates, reproductions, or excerpts of the foregoing in any media. Subject to your right to cure any breach pursuant to paragraph 13(b), you further acknowledge and agree that the Company shall have no obligation to make the payments and provide the benefits referred to in paragraphs 2 and 3 above unless and until you have satisfied all your obligations pursuant to this paragraph.

13. (a) If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

      (b) Additionally, you agree that if you materially breach this Agreement which breach is not cured (if curable) within 30 days of written notice of such breach by the Company, the Company Entities may seek all relief available under the law and you shall be responsible for all damages suffered by the Company and the Company Entities. Any such breach that is not cured (if curable) shall have the effect of immediately terminating the Employment Period and you shall thereafter have no right to receive any further payments or benefits under this Agreement.

      (c) You agree that if you materially breach this Agreement which breach is not cured (if curable) within 30 days of written notice of such breach by the Company, the Company Entities may seek all relief available under the law and you shall be responsible for all damages suffered by the Company and the Company Entities. Any such breach during the Employment Period that is not cured (if curable) shall have the effect of immediately terminating the Employment Period and you shall thereafter have no right to receive any further payments or benefits under this Agreement, and you shall promptly repay the amount paid to you in paragraph 2(c).

14. (a) This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

15. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

16. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. The parties consent and agree that the courts of the State of New York, New York County shall have exclusive jurisdiction over any dispute between the parties arising hereunder and the parties hereby submit to said jurisdiction and expressly waive any and all rights they may have or that may hereafter arise to contest the propriety of such choice of jurisdiction and venue, including issues of forum non conveniens.

17. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement.

18. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (c) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

19. You acknowledge that you have had an opportunity to consider this Agreement for up to twenty - one (21) days before signing it. You may also revoke this Agreement within seven (7) days after executing it by notifying in writing Cynthia Augustine, Senior Vice President of Human Resources (or her successor) at Scholastic Inc., 557 Broadway, New York, New York 10012. If you revoke this Agreement, all of the terms and conditions contained herein will become null and void. It is understood and agreed that the offer contained in this Agreement will automatically expire on the twenty-first day following the date on which this Agreement is received by you. The effective date of this Agreement shall be the 8th day after which you sign the Agreement (the “Effective Date”). In the event you do not accept this Agreement as set forth above or if you revoke the Agreement within the time period provided herein, this Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits referred to in paragraphs 2 and 3 above, shall be deemed automatically null and void.

Print Name:		Date:11/24/08
Devereux Chatillon

Signature:	/s/ Devereux Chatillon

SCHOLASTIC INC.

By:	/s/ Cynthia Augustine	Date:
Cynthia Augustine
Senior Vice President of Human Resources

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this __ day of ________ 2008, before me personally came Devereux Chatillon to me known and known to me to be the person described and who executed the foregoing Agreement, and she duly acknowledged to me that she executed the same.

Notary Public

Exhibit A

[To be executed on May 31, 2009 or immediately thereafter or, if sooner, the date of commencement of employment with another entity prior to May 31, 2009]

Separation Date Release Agreement

     Pursuant to applicable law, Devereux Chatillon (“Employee” or “you”) acknowledges and agrees that she has had at least twenty-one days in which to consider whether she should sign this Separation Date Release Agreement (“Release”); and if she signs this Release, that she will have seven days following the date on which she signs the Release to revoke it and the Release will not be effective until after this seven day period has elapsed. If you do not revoke this Release during such seven day period, the eighth day following the day on which you sign this Release shall be the Separation Date Release Effective Date.

1. In consideration for the payments, promises and undertakings described in the Agreement and General Release Agreement to which this Exhibit A is attached, which are incorporated into this Separation Date Release Agreement by reference with full force and effect as if set forth herein, and which you acknowledge are cumulatively in excess of those to which you would, except for such Agreement, otherwise be entitled, you, on behalf of yourself and your “Releasors” (as defined in the Agreement and General Release), do hereby completely release and forever discharge the Company Entities (as that term is defined in the Agreement and General Release) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

2. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any tax qualified profit-sharing or pension plan of the Company Entities, subject to the terms and conditions of such plan and applicable law), the Worker Adjustment and Retraining Notification Act, and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law, New York Executive Law, New York City Administrative Code, New York State Constitution, or New York common law, (iii) any other claim (whether based on a constitution, executive order, or federal, state, or local law, statutory , administrative or decisional), relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to

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breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement. You further acknowledge that you have been afforded all benefits and have no claims under the Family and Medical Leave Act, the Fair Labor Standards Act, applicable workers’ compensation law, the Worker Adjustment and Retraining Notification Act, and ERISA.

3. You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Company Entities in any court or before any administrative or investigative body or agency, and agree that you will not do so in the future with respect to any claims and/or causes of action waived by you under this Agreement You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 2 above. With the exception of your right to bring a proceeding pursuant to the Older Workers Benefit Protection Act of 1990 to challenge the validity of your release of claims under ADEA, you agree, not inconsistent with the EEOC Enforcement Guidance on Non-Waivable Employee Rights under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, compliant, grievance or demand for arbitration against the Company Entities in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company Entities, and that occurred up to and including the date of execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, you waive any claims to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in this Agreement shall prevent you from commencing an action or proceeding to enforce this Agreement.

4. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement. No oral understandings, statements, promises, inducements contrary to the terms of this Agreement exist. You acknowledge that you are not relying on any representations made by the Company or the Company Entities regarding this Agreement or the implications thereof.

5. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

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6. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. The parties consent and agree that the courts of the State of New York, New York County shall have exclusive jurisdiction over any dispute between the parties arising hereunder and the parties hereby submit to said jurisdiction and expressly waive any and all rights they may have or that may hereafter arise to contest the propriety of such choice of jurisdiction and venue, including issues of forum non conveniens.

7. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement.

8. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (c) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

9. You acknowledge that you have had an opportunity to consider this Agreement for up to twenty - one (21) days before signing it. You may also revoke this Agreement within seven (7) days after executing it by notifying in writing Cynthia Augustine, Senior Vice President of Human Resources (or her successor) at Scholastic Inc., 557 Broadway, New York, New York 10012. If you revoke this Agreement, all of the terms and conditions contained herein will become null and void. It is understood and agreed that the offer contained in this Agreement will automatically expire on the twenty-first day following the date on which this Agreement is received by you. The effective date of this Agreement shall be the 8th day after which you sign the Agreement (the “Separation Date Release Effective Date”). In the event you do not accept this Separation Date Release Agreement as set forth above or if you revoke this Separation Date Release Agreement within the time period provided herein, the Agreement and General Release, including but not limited to the obligation of the Company to provide the payments and other benefits referred to in paragraphs 2 and 3 of the Agreement and General Release to which this Exhibit A is attached, shall be deemed automatically null and void.

Dated:	/s/ Devereux Chatillon
Devereux Chatillon

Dated:	Scholastic Corporation

By: /s/ Cynthia Augustine
Cynthia Augustine

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

     On this ____ day of ________ 2009, before me personally came Devereux Chatillon to me known and known to me to be the person described and who executed the foregoing Agreement, and she duly acknowledged to me that she executed the same.

_________________________

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